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                     [PENTASTAR COMMUNICATIONS, INC. LOGO]


                    PENTASTAR COMMUNICATIONS, INC. COMPLETES
                 ACQUISITION OF TELECOMM INDUSTRIES CORP. AGENT
                                    BUSINESS
                                      * * *
            ACQUISITION ESTABLISHES PENTASTAR AS THE NATION'S LARGEST
                          COMMUNICATIONS SERVICES AGENT

Denver, Colorado (July 19, 2000) - PentaStar Communications, Inc. (NASDAQ: PNTA) announced today that it has completed the acquisition of the communications services agency business of Telecomm Industries Corp. ("TCMM") (OTCBB: TCMM). TCMM will retain its hardware and equipment business.

TCMM is the largest agent for Ameritech voice and data services. Ameritech is a subsidiary of SBC Communications, Inc. TCMM is also an authorized agent for BellSouth and Qwest. Annual revenues for the acquired business of TCMM are in excess of $9 million. With the TCMM acquisition, PentaStar becomes the largest communications services agent in the country, with coverage in 22 metropolitan markets and servicing over 40,000 small to medium-sized business customers.

Under the terms of the purchase agreement, the consideration for the transaction was approximately $7.4 million in PentaStar common stock and cash, the assumption of approximately $5.7 million in debt and the assumption of certain operating liabilities. Approximately $4.5 million of the assumed debt is secured by $6.5 million of future commissions due to PentaStar from existing Ameritech contracts, which should be realized over the next several years. In addition, there are potential earnout payments to TCMM based upon the earnings before taxes and amortization of the acquired business during the period from April 1, 2000 through March 31, 2001.

TCMM is a full-service communications agent that focuses on providing voice, data, cellular, video and telephone network solutions to business customers. TCMM has a Five-Star rating with Ameritech, a distinction made by Ameritech for those distributors that excel in sales, customer service and customer satisfaction. In addition to being the largest overall Ameritech agent, TCMM is the largest agent in the individual Ameritech states of Indiana and Ohio.

ABOUT PENTASTAR COMMUNICATIONS, INC.

PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communication solutions for its business customers. PentaStar's common stock is traded on the Nasdaq SmallCap Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1522


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Blake Street, Denver, Colorado 80202, (303) 825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include those described in PentaStar's Registration Statement on Form SB-2, its Form 10-KSB dated March 30, 2000, its Form 8-K dated March 31, 2000, its Form 8-K dated April 17, 2000, its Form 10Q-SB dated May 15, 2000 and all other Securities and Exchange Commission filings submitted as of this date.

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CONTACT INFORMATION:
         Nancy Shipp
         PentaStar Communications Inc.
         E-mail:  nshipp@pentastarcom.com
         Phone:   303-825-4400